For Immediate Release
Date: August 6, 2007

Contacts:	J. Williar Dunlaevy Chairman & Chief Executive Officer	Stephen M. Conley Chief Financial Officer

Phone:	413-445-3500	413-445-3530

Email:	bill.dunlaevy@legacybanks.com	steve.conley@legacybanks.com
Legacy Bancorp, Inc. Announces Completion of Stock Repurchase Program
PITTSFIELD, MASSACHUSETTS, (August 6, 2007) - Legacy Bancorp, Inc. (the “Company” or “Legacy”) (NASDAQ:LEGC), the holding company for Legacy Banks (the “Bank”) announced today the completion of the Company’s previously announced Stock Repurchase Program (the “Program”). The Program was approved by the Company’s Board of Directors on April 24, 2007. A total of 515,430 shares, or 5% of the Company’s outstanding common shares were purchased at an average cost to the Company of $14.62.
Legacy Banks is headquartered in Pittsfield. It employs 178 people and has eleven offices throughout Berkshire County in Great Barrington, Lee, Lenox, North Adams, Otis and Pittsfield, as well as a Loan Production Office in Colonie, New York. On July 25, 2007 Legacy announced that it had entered into a definitive agreement with First Niagara Bank to purchase five branch offices in the New York towns of Whitehall, Middleburgh, East Durham, Greeneville, and Windham. Legacy offers Personal Banking, Mortgage Lending, Commercial Services, Insurance, Investments, Portfolio Management, Credit and Debit Card products, and Online Services. Legacy Banks, through its predecessors City Savings Bank, chartered in 1893, Lenox Savings Bank, chartered 1890, and Lee National Bancorp, chartered 1835 has a 172-year banking history in Berkshire County.
FORWARD LOOKING STATEMENTS
Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which Legacy Bancorp is engaged and changes in the securities market. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and the associated conference call. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.